EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Employee Stock Purchase Plan, 1995 Nonstatutory Stock Option Plan and 1997 Stock Plan of Centigram Communications Corporation of our report dated November 26, 1996, except for the second paragraph of "Commitments and Contingencies" and the note "Subsequent Events" as to which the date is December 20, 1996, with respect to the consolidated financial statements and schedule of Centigram Communications Corporation included in its Annual Report (Form 10-K) for the year ended November 2, 1996 filed with the Securities and Exchange Commission.


                                           ERNST & YOUNG LLP

                                           /s/ ERNST & YOUNG LLP



San Jose, California
January 31, 1997